SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   -----------

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


        Date of report (Date of earliest event reported) February 3, 2004
                                                         ----------------


                                TELE-OPTICS, INC.
                                -----------------
               (Exact name of registrant as specified in Charter)


        Delaware                        000-161570              65-0008442
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(State of other Jurisdiction       (Commission file no.)      (IRS employer
     of incorporation)                                      identification no.)


       48 S. Franklin Turnpike, 3rd Floor, Ramsey, NJ              07446
       -----------------------------------------------           ---------
           (Address of Principal Executive Offices)              (Zip Code)


        Registrant's telephone number, including area code (201-760-1030)
                                                           ---------------


         2300 Glades Road, Suite 210, West Tower, Boca Raton, FL  33431
         --------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

Forward Looking Statements

         This Form 8-K and other reports we file from time to time with the Securities and Exchange Commission (collectively the "Filings") contain or may contain forward looking statements and information that are based upon beliefs of, and information currently available to, our management as well as estimates and assumptions made by our management. When used in the Filings the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" or the negative of these terms and similar expressions as they relate to us or our management identify forward looking statements. Such statements reflect our current view with respect to future events and are subject to risks, uncertainties, assumptions and other factors (including the risks contained in the section of this report entitled "Risk Factors") relating to our industry and our operations and results of operations. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

         Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The following discussion should be read in conjunction with our financial statements and the related notes that appear elsewhere in this report.

Item 1.  Changes in Control of Registrant.

         On February 3, 2004 (the "Effective Date"), we entered into and consummated an Agreement and Plan of Merger (the "Merger Agreement") by and among our wholly-owned subsidiary, TLOP Acquisition Company, L.L.C., a New Jersey limited liability company ("Newco"), STB, Inc., a New Jersey corporation ("STB") and the stockholders of STB, John C. Kleinert, W. Peter Ragan, Sr. and
W. Peter Ragan, Jr. (collectively, the "Stockholders") . Pursuant to the Merger Agreement, on the Effective Date, STB was merged with and into Newco (the "Merger") and we issued to the Stockholders in exchange for all of the common stock of STB issued and outstanding (a) an aggregate of 79,682,500 shares of our common stock, par value $.001 per share (the "Common Stock"), (b) the right to receive an aggregate of 23,505,000 additional shares of Common Stock upon our amendment of our certificate of incorporation to increase the total number of shares of capital stock that we are authorized to issue, and (c) warrants to purchase for a period of five years an aggregate of 31,681,000 shares of Common Stock at an exercise price of $.08 per share.

         In connection with the Merger, we completed a private placement to an accredited investor of 7,312,500 shares of Common Stock and a warrant exercisable for a period of five years to purchase an aggregate of 7,312,500 shares of Common Stock at an exercise price of $.08 per share in exchange for an aggregate cash consideration of $500,000. The proceeds of such private placement will be used by us for working capital. In addition, certain of our existing stockholders owning in the aggregate 9,846,653 shares of Common Stock sold for approximately $5,000 in cash to Lomond International, Inc. and Harold Wine an option to purchase such shares during the 30 day period commencing 91 days following the Effective Date for an aggregate exercise price of $240,000. The same existing stockholders also entered into an agreement with STB pursuant to which such stockholders were granted the right to put 9,846,653 shares of Common Stock to STB during the 30 day period commencing upon expiration of the option, if such option is not exercised, for an aggregate put price of $240,000.

         The 79,682,500 shares of Common stock issued to the Stockholders together with the 7,312,500 shares of Common Stock issued in the private placement represented approximately 87% of the total issued and outstanding shares of our Common Stock on the date of issuance.

         The details of the Merger, including all information required by Item
1. of this Current Report on Form 8-K (this "Report"), are set forth in Item 2. "Acquisition or Disposition of Assets" below, the contents of which are incorporated by reference herein.

Item 2.  Acquisition or Disposition of Assets.

Overview of the Transaction

         The information below is a summary description of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement which we have filed as an exhibit to this Report and related documents.

         Pursuant to the Merger Agreement, on the Effective Date we issued to each Stockholder per share of STB common stock held by such stockholder (a) 796,825 shares of our common stock, par value $.001 per share (the "Common Stock"), (b) the right to receive 235,050 additional shares of Common Stock upon our amendment of our certificate of incorporation to increase the total number of shares of capital stock we are authorized to issue, and (c) warrants to purchase for a period of five years 316,810 shares of Commons Stock at an exercise price of $.08 per share. In exchange, each Stockholder conveyed to Newco all of his STB common stock. The exchange ratio of shares of the Common Stock for the common stock of STB was determined arbitrarily by the parties to the Merger Agreement, and the parties did not assign any value to the shares of Common Stock or the common stock of STB.

         In connection with the Merger Agreement, the following transactions took place on or before the Effective Date:

         o Certain of our existing stockholders owning in the aggregate 9,846,653 shares of Common Stock sold for approximately $5,000 in cash to two parties that are not affiliated with us an option to purchase such shares during the 30 day period commencing 91 days following the Effective Date for an aggregate exercise price of $240,000.

         o The same existing stockholders also entered into an agreement with STB pursuant to which such stockholders were granted the right to put 9,846,653 shares of Common Stock to STB during the 30 day period commencing upon expiration of the option, if the option is not exercised, for an aggregate put price of $240,000.

         o Some of the same existing stockholders also entered into an agreement with us pursuant to which they agreed not to sell certain additional shares of our common stock held by them during the 180 day period following the Effective Date and we agreed not to subdivide or combine our common stock (other than one reverse stock split not to exceed one new share for each 13 existing shares) or sell shares of common stock or warrants to purchase shares on common stock at a per share price of less than $.0677 during the one year period following the Effective Date.

         o A private placement to an accredited investor of 7,312,500 shares of Common Stock and a warrant exercisable for a period of five years to purchase an aggregate of 7,312,500 shares of Common Stock at an exercise price of $.08 per share in exchange for an aggregate cash consideration of $500,000.

         o Mr. John C. Kleinert agreed that as soon as practical after we authorize a series of preferred stock, he would convert all of the debt owed by us and our subsidiaries to him into shares of such preferred stock.

         o Messrs. John Little, Bert Gusrae and David A. Carter, all of our directors at the time, appointed Susan M. Massinger as a director and resigned as directors.

         o Each of our officers resigned from their respective offices, and Ms. Massinger, our sole director, appointed Mr. John C. Kleinert, the President of STB, as our President and Chief Executive Officer, Mr. W. Peter Ragan, Sr. as our Vice President and Mr. W. Peter Ragan, Jr. as our Treasurer, Secretary and Chief Financial Officer.

         o Subject to and effective upon compliance with Rule 14f-1 under the Securities Exchange Act of 1934, Ms. Massinger appointed Messrs Kleinert, Ragan and Ragan as members of our new board of directors and tendered her resignation as a director.

         In addition, the parties to the Merger Agreement agreed that as soon as practical following the Effective Date but in no event later than one year following the Effective Date, to convene a stockholders meeting or take such other action as may be necessary or appropriate to (a) increase our authorized capital by amending our certificate of corporation to permit the issuance of the shares underlying the right to receive additional shares of our Common Stock issued to the Stockholders and the warrants issued to the Stockholders and in the private placement and (b) authorize a series of preferred stock.

Description of Our Pre-existing Business

         We were incorporated in December 1986 for the purpose of acquiring all of the common stock of Lenzar Optics, Inc. ("Lenzar"). Lenzar was then engaged in development, manufacture and marketing of a variety of optical, electronic and electro-optical products for use in the medical and defense industries. In September, 1991, we sold all of our assets related to Lenzar's operations to a third party. Since that sale, we have had virtually no active business operations. On November 21, 1997 (the "Closing Date"), new investors, including our management immediately prior to the Effective Date, purchased approximately sixty-two (62%) percent of our then issued and outstanding Common Stock as of the Closing Date. Since that time, those investors and others have provided additional funds in the form of equity investment and loans to ensure our viability and permit us to continue our limited operations and pursue business opportunities, including a possible business combination, merger or similar transaction.

         In 2003, we formed Newco, a wholly-owned New Jersey limited liability company, to facilitate the Merger. The Merger of STB with and into Newco was consummated on February 3, 2004. Between the shares issued to the Stockholder in the Merger and the shares issued in the private placement, the Stockholders and the new stockholder control approximately 86% of our issued and outstanding shares of capital stock immediately after the Merger. Accordingly, the acquisition has been treated as a reverse acquisition. As a result of the Merger, we now carry on business through our wholly-owned subsidiary Newco, which maintains its executive offices at 48 South Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and its business offices at 3100 Route 138 West, Wall, New Jersey 07719. Unless the context otherwise requires, the terms "we," "us" or "our" as used hereinafter refer to Tele-Optics, Inc. (the "Company") and our subsidiaries, including Newco and its subsidiaries J. Holder, Inc., VOM, LLC and Velocity Investments, L.L.C.

Description of the Business formerly operated by STB and currently operated by us

         Prior to the Merger, STB, Inc. was a New Jersey Corporation that was formed in 2003. Its primary purpose was to act as a holding company for three subsidiaries, J Holder, Inc., VOM, LLC and Velocity Investments, LLC. These companies acquire, manage, collect and service receivable portfolios.

         J. Holder, Inc. -- J. Holder, Inc. ("J Holder") was formed in 1998 to invest in, and maximize the return on, real property being sold at sheriff's foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and the acquisition of real property with clouded title. These investments are made at discounts to fair market value focusing on acquiring the property for re-sale or perfecting the partial interest and/or clouded title for resale.

         VOM, LLC -- VOM, LLC (" VOM") was formed in 2002 to invest in and maximize the return on New Jersey Municipal Tax Liens. VOM focuses on maximization of profit through legal collections and owned real estate opportunities presented by the current tax lien environment.

         Velocity Investments, L.L.C. -- Velocity Investments, LLC ("Velocity") was established in 2002 to invest in, and maximize the return on, consumer debt purchased on the secondary market. Velocity purchases consumer debt portfolios at a discount and then liquidates these portfolios through legal collection means. Velocity employs advanced technology and extensive management experience to plan, execute against and exceed desired business objectives.

         We acquire receivable portfolios at a significant discount to the amount actually owed by the obligors. We acquire these portfolios after a qualitative and quantitative analysis of the underlying receivables and calculate the purchase price so that our estimated cash flow offers us an adequate return on our acquisition costs and servicing expenses. After purchasing a portfolio, we actively monitor its performance and review and adjust our collection and servicing strategies accordingly.

         We purchase receivables from creditors and others through privately negotiated direct sales and auctions in which sellers of receivables seek bids from several pre-qualified debt purchasers. We pursue new acquisitions of receivable portfolios on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources. Portfolios are purchased through internally generated cash flow, seller financed credit lines/leases and through traditional leverage methods.

         Our objective is to maximize our return on investment on acquired receivable portfolios. As a result, before acquiring a portfolio, we analyze the portfolio to determine how to best maximize collections in a cost efficient manner. Then we outsource the legal collection process to third parties to keep actual overhead at a minimum.

         For the years ended December 31, 2001 and 2002, our revenues from J Holder were approximately $4.7 million and $3.8 million respectively, and our net income from J Holder was approximately $4,686 and a loss of $28,247, respectively. For the first six months of 2003 our revenue from J Holder, VOM and Velocity on a consolidated basis was $1.9 million and our net loss was approximately $9,852.


Industry Overview

         The purchasing, servicing and collection of charged-off, semi-performing and performing receivables is a growing industry that is driven by many factors including:

         o        increasing levels of debt;

         o        increasing defaults of the underlying receivables;

         o increasing utilization of third-party providers to collect such receivables;

         o fluctuating employment environment exacerbated by overseas outsourcing;

         o challenged municipal governments raising property taxes to bridge budgetary gaps;

         o increasing values in a real estate market driven by high refinancing activity as a means to maintain lifestyles; and

         o mounting debt and pressure on banks and financial institutions to remove nonperforming or unattractive investments from their balance sheets.

         According to a US Federal Reserve release dated November 2003, consumer debt was $1.9 trillion and growing at an annual rate of 2.5%. We believe that as a result of the difficulty in collecting these receivables and the desire of originating institutions to focus on their core businesses and to generate revenue from these receivables, originating institutions are increasingly electing to sell these portfolios.

Strategy

         Our primary objective is to utilize our management's experience and expertise to effectively grow our business by identifying, evaluating, pricing and acquiring receivable portfolios and maximizing collections of such receivables in a cost efficient manner. Our strategy includes:

         o managing the legal collection and servicing of our receivable portfolios;

         o outsourcing much of the basic due diligence to maintain low fixed overhead;

         o        outsourcing most of the legal collection processes;

         o expanding geographically while maintaining the same management of the legal collection and servicing of receivable portfolios;

         o increasing and expanding financial flexibility and leverage through increased capital lines of credit;

         o capitalizing on our strategic relationships to identify and acquire receivable portfolios; and

         o expanding our business through the purchase of receivables from new and existing sources.

         We believe that as a result of our management's experience and expertise, and the fragmented yet growing market in which we operate, we are well-positioned to successfully implement our strategy.

Receivables Purchase Program

         We purchase receivable portfolios that include charged-off receivables, semi-performing receivables and performing receivables as well as real property being sold at sheriff's foreclosure sales and judgment execution sales, defaulted mortgages, partial interests in real property and real property with clouded title. We identify potential portfolio acquisitions on an ongoing basis through our relationships with industry participants, collection agencies, investors and our financing sources, brokers who specialize in the sale of receivable portfolios and other sources.

         Historically, the purchase prices of the receivable portfolios that we have acquired have been as large as $1.4 million. Although to date we have only purchased claims on our own behalf we would and have considered entering into joint ventures and seller participation arrangements. We have entered into profit sharing agreements with our sources of financing and our third-party service providers as a further way to reduce actual ongoing overhead.

         We utilize our relationships with brokers, servicers and sellers of portfolios to locate portfolios for purchase. Our senior management is responsible for:

         o coordinating due diligence, including in some cases on-site visits to the seller's office;

         o        stratifying and analyzing the portfolio characteristics;

         o        valuing the portfolio;

         o        preparing bid proposals;

         o        negotiating pricing and terms;

         o        closing the purchase; and

         o coordinating the receipt of account documentation for the acquired portfolios.

         The seller or broker typically supplies us with either a sample listing or the actual portfolio being sold on compact disk, a diskette or other form of media. We analyze each receivable portfolio to determine if it meets our purchasing criteria. We may then prepare a bid or negotiate a purchase price. If a purchase is completed, senior management monitors the portfolio's performance and uses this information in determining future buying criteria and pricing.

         We purchase receivables at substantial discounts from the balance actually owed by the obligor. We determine how much to bid on a portfolio and a purchase price by evaluating many different variables, such as:

         o the number of collection agencies previously attempting to collect the receivables in the portfolio;

         o        the average balance of the receivables;

         o        the age of the receivables;

         o        number of days since charge-off;

         o        payments made since charge-off; and

         o        the locations of the obligors.

         Once a receivable portfolio has been identified for potential purchase, we prepare quantitative analyses to analyze the potential collectibility of the portfolio. We also analyze the portfolio by comparing it to similar portfolios previously acquired by us. In addition, we perform qualitative analyses of other matters affecting the value of portfolios, including a review of the delinquency, charge off, placement and recovery policies of the originator as well as the collection authority granted by the originator to any third party collection agencies, and, if possible, by reviewing their recovery efforts on the particular portfolio. After these evaluations are completed, members of our senior management discuss the findings, decide whether to make the purchase and finalize the price at which we are willing to purchase the portfolio.

         We have purchased most of our receivable portfolios on the secondary market but are actively seeking portfolios directly from originators. From time to time we purchase receivable portfolios directly from originators and other sellers, including auction type sales in which sellers of receivables seek bids from several pre-qualified debt purchasers. In order for us to consider a potential seller as a source of receivables, a variety of factors are considered. Sellers must demonstrate that they have:

         o        adequate internal controls to detect fraud;

         o        the ability to provide post sale support; and

         o        the capacity to honor buy-back and return warranty requests.

         Generally, our portfolio purchase agreements provide that we can return certain accounts to the seller. However, in some transactions, we may acquire a portfolio with few, if any, rights to return accounts to the seller. After acquiring a portfolio, we conduct a detailed analysis to determine which accounts in the portfolio should be returned to the seller. Although the terms of each portfolio purchase agreement differ, examples of accounts that may be returned to the seller include:

         o        debts paid prior to the cutoff date;

         o debts in which the obligor filed bankruptcy prior to the cutoff date; and

         o debts in which the obligor was deceased prior to the cutoff date.

         We sometimes use third-parties to determine bankrupt and deceased obligors, which allows us to focus our resources on portfolio collections. Under a typical portfolio purchase agreement, the seller refunds the portion of the purchase price attributable to the returned accounts or delivers replacement receivables to us. Occasionally, we will acquire a well seasoned portfolio at a reduced price from a seller that is unable to meet all of our purchasing criteria. When we acquire such portfolios, the purchase price is discounted beyond the typical discounts we receive on the portfolios we purchase that meet our purchasing criteria.

Receivable Servicing

         Our objective is to maximize our return on investment on acquired receivable portfolios. As a result, before acquiring a portfolio, we analyze the portfolio to determine how to best maximize collections in a cost efficient manner.

         Therefore, if we are successful in acquiring the portfolios, we can promptly process the receivables that were purchased and commence the collection process. Unlike collection agencies that typically have only a specified period of time to recover a receivable, as the portfolio owners we have significantly more flexibility in establishing payment programs.

         Once a portfolio has been acquired, we download all receivable information provided by the seller into our account management system and reconcile certain information with the information provided by the seller in the purchase contract. We or our servicers send notification letters to obligors of each acquired account explaining, among other matters, our new ownership and asking that the obligor contact us or our servicers to make payment arrangements. Most of our collection efforts are managed by STB but are outsourced to third party servicers.

Portfolio Sales

         From time to time STB resells properties, positions in properties and portfolios to the general public. STB sells properties, positions in properties and portfolios as a way to further generate revenue and to eliminate unwanted or uncollectible properties, positions in properties and portfolios.

Marketing

         The Company has established relationships with brokers who market receivable portfolios from banks, finance companies and other credit providers. In addition, the Company subscribes to national publications that list receivable portfolios for sale. The Company also directly contacts banks, finance companies or other credit providers to solicit receivables for sale.

Competition

         Our business of purchasing distressed receivables is highly competitive and fragmented, and we expect that competition from new and existing companies will increase. We compete with:

         o other purchasers of receivables, including third-party collection companies; and

         o        other financial services companies that purchase receivables.

         Some of our competitors are larger and more established and may have substantially greater financial, technological, personnel and other resources than we have, including greater access to capital markets. We believe that no individual competitor or group of competitors has a dominant presence in the market.

         We compete with our competitors for receivable portfolios based on many factors, including:

         o        purchase price;

         o        representations, warranties and indemnities requested;

         o        speed in making purchase decisions; and

         o        our reputation.

         Our strategy is designed to capitalize on the market's lack of a dominant industry player. We believe that our management's experience and expertise in identifying, evaluating, pricing and acquiring receivable portfolios and managing collections coupled with our strategic alliances with third-party servicers and our sources of financing give us a competitive advantage. However, we cannot assure that we will be able to compete successfully against current or future competitors or that competition will not increase in the future.

Management Information Systems

         We believe that a high degree of automation is necessary to enable us to grow and successfully compete with other finance companies. Accordingly, we continually upgrade our computer software and, when necessary, our hardware to support the servicing and recovery of receivables that we acquire. Our telecommunications and computer systems allow us to quickly and accurately process the large amount of data necessary to purchase and service receivable portfolios. Due to our desire to increase productivity through automation, we periodically review our systems for possible upgrades and enhancements.

Government Regulation

         The relationship of obligors and a creditor is extensively regulated by federal, state and municipal laws, rules, regulations and ordinances. These laws include, but are not limited to, the following statutes and regulations: the Fair Debt Collection Practices Act, the Federal Truth-In-Lending Act, the Fair Credit Billing Act, the Equal Opportunity Act, the Fair Foreclosure Act and the Fair Credit Reporting Act, as well as comparable statutes in states where obligors reside and/or where creditors are located. Among other things, the laws and regulations applicable to various creditors impose disclosure requirements regarding the advertisement, application, establishment and operation of credit accounts or other types of credit programs. Federal law requires a creditor to disclose to an obligor, among other things, the interest rates, fees, grace periods and balance calculations methods associated with their accounts. In addition, obligors are entitled to have payments and credits applied to their accounts promptly, to receive prescribed notices and to require billing errors to be resolved promptly. In addition, some laws prohibit certain discriminatory practices in connection with the extension of credit. Further, state laws may limit the interest rate and the fees that a creditor may impose on obligors. Failure by a creditor to comply with applicable laws could create claims and rights of offset that would reduce or eliminate a obligor's obligations, which could have a material adverse effect on our operations. Pursuant to agreements under which we purchase receivables, we are typically indemnified against losses resulting from the failure of the creditor to have complied with applicable laws relating to the receivables prior to our purchase of such receivables.

         Certain laws, including the laws described above, may limit our ability to collect amounts owing with respect to the receivables regardless of any act or omission on our part. For example, under the Fair Credit Billing Act, a credit card issuer may be subject to certain claims and defenses arising out of certain transactions in which a credit card is used if the consumer has made a good faith attempt to obtain satisfactory resolution of a problem relative to the transaction and, except in cases where there is a specified relationship between the person honoring the card and the credit card issuer, the amount of the initial transaction exceeds $50 and the place where the initial transaction occurred was in the same state as the consumer's billing address or within 100 miles of that address. Accordingly, as a purchaser of defaulted receivables, we may purchase receivables subject to valid defenses on the part of the obligor. Other laws provide that, in certain instances, obligors cannot be held liable for, or their liability is limited to $50 with respect to, charges to the credit card credit account that were a result of an unauthorized use of the credit card account. No assurances can be given that certain of the receivables were not established as a result of unauthorized use of a credit card account, and, accordingly, the amount of such receivables may not be collectible by us.

         Several federal, state and municipal laws, rules, regulations and ordinances, including, but not limited to, the Fair Debt Collection Practices Act and the Federal Trade Commission Act and comparable state statutes regulate debt collection activity. Although, for a variety of reasons, we may not be specifically subject to the FDCPA and certain state statutes specifically addressing third-party debt collectors, it is our policy to comply with applicable laws in our collection activities. To the extent that some or all of these laws apply to our collection activities, failure to comply with such laws could have a materially adverse effect on us.

         Additional laws may be enacted that could impose additional restrictions on the servicing and collection of receivables. Such new laws may adversely affect the ability to collect the receivables.

         Because the receivables were originated and serviced pursuant to a variety of federal laws by a variety of entities there can be no assurance that all original servicing entities have at all times been in substantial compliance with applicable law. Additionally, there can be no assurance that we or our servicers have been or will continue to be at all times in substantial compliance with applicable law. The failure to comply with applicable law could materially adversely affect our ability to collect our receivables and could subject us to increased costs, fines and penalties.

         We currently hold a number of licenses issued under applicable credit laws. Certain of our current licenses and any licenses that we may be required to obtain in the future may be subject to periodic renewal provisions and/or other requirements. Our inability to renew licenses or to take any other required action with respect to such licenses could have a material adverse effect upon our results of operation and financial condition.

Facilities

         Both our executive/corporate offices at 48 South Franklin Turnpike, 3rd Floor, Ramsey, NJ 07746 and our business office at 3100 Route 138 West, Wall, New Jersey 07719 are located in leased space. The executive/corporate office is approximately 500 square feet and is subject to a one year lease from an unrelated third party and has an annual lease payment of $12,000. The business office is approximately 1000 square feet and is subject to a two year lease from a company owned by Messrs. Ragan and has an annual lease payment of $6,000.

Employees

         We currently have one full time employee. Most of our collection activities are outsourced and managed by corporate officers. None of our employees are covered by a collective bargaining agreement. We consider our relationship with our employee to be good. We anticipate the hiring of a bookkeeper, property assistant and collection assistant in the near future.

Information Concerning Executive Officers And Directors

Executive Officers

Our new executive officers are identified in the table below.

                                                Year Became an
               Name                 Age       Executive Officer               Positions
               ----                 ---       -----------------               ---------
         John C. Kleinert            45               2004            President, Chief Executive Officer(1)
         W. Peter Ragan, Sr.         57               2004            Vice President(1)
         W. Peter Ragan, Jr.         33               2004            Treasurer, Secretary and Chief Financial
                                                                      Officer

(1) Such person will become a member of our board of directors upon compliance with Rule 14f-1 under the Securities Exchange Act of 1934.


         (a) There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficial owner of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests.

         (b) The following brief biographies contain information about our directors and our executive officer. The information includes each person's principal occupation and business experience for at least the past five years. This information has been furnished to us by the individuals named. Except for the relationship of Mr. Ragan, Sr. and Mr. Ragan, Jr., who are father and son, there are no family relationships known to us between the directors and executive officers. We do not know of any legal proceedings that are material to the evaluation of the ability or integrity of any of the directors or executive officers.

         John C. Kleinert earned a Bachelor of Science degree in Chemical Engineering from Princeton University in 1981. In 1982 Mr. Kleinert was hired by Goldman Sachs in New York and from 1982-1990 he traded various municipal products and was appointed head of the Municipal Trading Desk in 1991. In 1994 Mr. Kleinert was elected a general partner of the firm and served in that capacity until the end of 1997 when he retired and became a limited partner. Since retiring from Goldman Sachs, Mr. Kleinert has pursued several business ventures. He manages a trading operation, JCK Investments, which invests in equities, bonds, commodities and options. He is also a co-founder or our company.

         Susan M. Massinger was appointed to the Company's Board of Directors effective February 3, 2004. Since 1992, Ms. Massinger has been employed by David
A. Carter, P.A. in Boca Raton, Florida, as a legal assistant. Ms. Massinger was employed by various brokerage firms in New York and Florida from 1981 through 1992 and has an extensive background in the securities industry working in operations.

         W. Peter Ragan, Sr. received a Bachelor of Science in Marketing from LaSalle University in 1968 and earned his law degree from the Seton Hall University School of Law in 1974. Since his graduation he has practiced primarily in the area of creditor's rights. Mr. Ragan practiced with the firm of Schaefer and Crawford in Ocean Township, New Jersey, from 1974 to 1979 where he specialized in municipal law and creditor's rights. From 1979 through May of 1998, Mr. Ragan was a principal of Blankenhorn & Ragan, PC, and its predecessor partnership. In May of 1998, the firm of Ragan & Ragan, PC was created where Mr. Ragan is presently senior partner and continues with his focus upon creditor's rights. Mr. Ragan has been a member of the New Jersey State Bar since 1974 and is also admitted to practice before the United States District Court for the District of New Jersey, United States Third Circuit Court of Appeals and the United States Supreme Court. Mr. Ragan is also a co-founder of our company.

         W. Peter Ragan, Jr. earned a Bachelor of Science in Management and Marketing from Manhattan College 1992 and graduated, cum laude, from the Seton Hall University School of Law in May of 1996. Most recently, Mr. Ragan received a Masters Degree in Business Administration from Monmouth University in 2001. After Mr. Ragan's graduation from Seton Hall he was employed by Blankenhorn & Ragan, PC as a litigation associate. He has handled cases involving creditor's rights, collection and bankruptcy litigation practice. In May of 1998, Mr. Ragan became a partner in the firm Ragan & Ragan, PC and now manages Ragan & Ragan, PC's volume collection practice. Mr. Ragan is a member of the New York and New Jersey State Bars and is also admitted to practice before the United States District of New Jersey, the United States District Court for the Southern District of New York, and the United States Third Circuit Court of Appeals. Mr. Ragan is also a co-founder of our company.

         (c) Mr. Kleinert is the President and Chief Executive Officer of Newco and the Company. He is not being compensated for this function at this time and his future salary for such function has not yet been determined. Mr. Ragan, Sr. is the Vice President of Newco and the Company. He is not being compensated for this function at this time and his future salary for such function has not yet been determined. Mr. Ragan, Jr. is the Secretary, Treasurer and the Chief Financial Officer of Newco and the Company. He is not being compensated for this function at this time and his future salary for such function has not yet been determined

         (d) Mr. Kleinert is the President and sole officer of J Holder. Mr. Kleinert is not being compensated for this function at this time and his future salary for such function has not yet been determined. Mr. Ragan, Sr. is the President and sole officer of VOM. Mr. Ragan, Sr. is not being compensated for this function at this time and his future salary for such function has not yet been determined. Mr. Ragan, Jr. is the President and sole officer of Velocity. Mr. Ragan, Jr. is not being compensated for this function at this time and his future salary for such function has not yet been determined.

Board of Directors

Our new board of directors are identified in the table below.

                                                Year Became a
               Name                    Age         Director         Background
               ----                    ---         --------         ----------
         John C. Kleinert(1)            45           2004           Co-Founder
         Susan M. Massinger(2)          40           2004           Operations
         W. Peter Ragan, Sr.(1)         57           2004           Co-Founder
         W. Peter Ragan, Jr.(1)         33           2004           Co-Founder

(1) Such person was appointed a member of our board of directors contingent on compliance with Rule 14f-1 under the Securities Exchange Act of 1934.

(2) Such person has resigned as a member of our board of directors effective immediately after the persons identified above become directors.

         (a) There are no material proceedings known to us to which any of our directors, officers or affiliates, or any owner of record or beneficial owner of more than 5% of any class of our voting securities, or any affiliate of such persons is a party adverse to us or has a material interest adverse to our interests.

         (b) None of our directors earn any additional compensation for his or her services as a director. Non-management directors receive no salary for their services as such, but may participate in the Company's stock option plans. The board of directors has authorized payment of reasonable travel or other out-of-pocket expenses incurred by non-management directors in attending meetings of the board of directors and committees thereof.

         (c)      We expect to expand our board of directors in the near future.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth information available to us, as of February 3, 2003 with respect to the beneficial ownership of the outstanding shares of Common Stock by (i) any holder of more than five percent (5%) of the outstanding shares; (ii) our officers and directors; and (iii) our officers and directors as a group:

Name and Address of Beneficial Owner(1)     Shares of Common Stock Owned     Percentage (%) of Common Stock(2)
---------------------------------------     ----------------------------     --------------------------------
David Grantatell(3)                                   7,312,500                            7.3%
John C. Kleinert(4)(6)                               39,841,250                           39.8%
Susan M. Massinger(6)(7)                                      0                              0%
W. Peter Ragan, Sr.(5)(6)                            19,920,625                           19.9%
W. Peter Ragan, Jr.(5)                               19,920,625                           19.9%
All officers and directors as a group
(four persons)                                       79,682,500                           79.6%

(1) Beneficial ownership as reported in the table above has been determined in accordance with Instruction (1) to Item 403 (b) of Regulation S-B of the Securities Exchange Act of 1934.

(2)  Percentages are approximate.

(3)  The business address of Mr. Grantatell is 125 Main Avenue, Elwood Park, NJ.

(4) The business address of Mr. Kleinert is 48 South Franklin Turnpike, 3rd Fl, Ramsey, NJ.

(5) The business address of the stockholder, director or officer, as the case may be, noted above is 3100 Rt. 138 West, Wall, NJ.

(6) Subject to and effective upon compliance with Rule 14f-1 under the Securities Exchange Act of 1934, Ms. Massinger appointed Messrs. Kleinert, Ragan and Ragan as members of our new board of directors and tendered her resignation.

(7) The business address of Ms. Massinger is 2300 Glades Road, Suite 210, West Tower, Boca Raton, FL 33431.


Risk Factors

We are a New Venture with a Limited Operating History

Prior to the Merger, our company had been inactive since 1991. STB was organized in 2003 and none of its subsidiaries has been in business for more than five years. Due to our limited operating history, our ability to operate successfully is materially uncertain and our operations and prospects are subject to all risks inherent in a developing business enterprise. Our limited operating history also makes it difficult to evaluate our long term commercial viability. Our potential for success must be evaluated in light of the problems, expenses and difficulties frequently encountered by new businesses in general and the collection services business specifically.

We May Not be Able to Purchase Receivable Portfolios at Favorable Prices or on Sufficiently Favorable Terms or at All.

Our success depends upon the continued availability of receivable portfolios that meet our purchasing criteria and our ability to identify and finance the purchases of such portfolios. The availability of receivable portfolios at favorable prices and on terms acceptable to us depends on a number of factors outside of our control, including:

         o        the continuation of the current growth trend in debt;

         o the continued volume of receivable portfolios available for sale; and

         o competitive factors affecting potential purchasers and sellers of receivable portfolios.

The market for acquiring receivable portfolios is becoming more competitive, thereby possibly diminishing our ability to acquire such receivables at attractive prices in future periods.

The growth in debt may also be affected by:

         o        a slowdown in the economy;

         o        reductions in consumer spending;

         o        changes in the underwriting criteria by originators; and

         o        changes in laws and regulations governing lending.

Any slowing of the consumer debt growth trend could result in a decrease in the availability of receivable portfolios for purchase that could affect the purchase prices of such portfolios. Any increase in the prices we are required to pay for such portfolios in turn will reduce the profit, if any, we generate from such portfolios.

We May Not be Able to Recover Sufficient Amounts on Our Receivable Portfolios to Recover the Costs Associated with the Purchase and Servicing of Those Portfolios and to Fund Our Operations.

We acquire and collect on receivable portfolios that contain charged-off, semi-performing and performing receivables. In order to operate profitably over the long term, we must continually purchase and collect on a sufficient volume of receivables to generate revenue that exceeds our costs. For accounts that are charged-off or semi-performing, the originators or interim owners of the receivables generally have:

         o made numerous attempts to collect on these obligations, often using both their in-house collection staff and third-party collection agencies;

         o        subsequently deemed these obligations as uncollectible; and

         o        charged-off these obligations.

These receivable portfolios are purchased at significant discounts to the amount the obligor owes. These receivables are difficult to collect and actual recoveries may vary and be less than the amount expected. In addition, our collections may worsen in a weak economic cycle. We may not recover amounts in excess of our acquisition and servicing costs.

Our ability to recover on our portfolios and produce sufficient returns can be negatively impacted by the quality of the purchased receivables. In the normal course of our portfolio acquisitions, some receivables may be included in the portfolios that fail to conform to certain terms of the purchase agreements and we may seek to return these receivables to the seller for payment or replacement receivables. However, we cannot guarantee that any of such sellers will be able to meet their payment obligations to us. Accounts that we are unable to return to sellers may yield no return. If cash flows from operations are less than anticipated as a result of our inability to collect sufficient amounts on our receivables, our ability to satisfy our debt obligations, purchase new portfolios and our future growth and profitability may be materially adversely affected.

We are Subject to Competition for the Purchase of Receivable Portfolios.

We compete with other purchasers of receivable portfolios, with third-party collection agencies and with financial services companies that manage their own receivable portfolios. We compete on the basis of reputation, industry experience and performance. Some of our competitors have greater capital, personnel and other resources than we have. The possible entry of new competitors, including competitors that historically have focused on the acquisition of different asset types, and the expected increase in competition from current market participants may reduce our access to receivable portfolios. Aggressive pricing by our competitors could raise the price of receivable portfolios above levels that we are willing to pay, which could reduce the number of receivable portfolios suitable for us to purchase or if purchased by us, reduce the profits, if any, generated by such portfolios. If we are unable to purchase receivable portfolios at favorable prices or at all, our revenues and earnings could be materially reduced.

Our Collections on Unsecured Receivables May Decrease if Bankruptcy Filings Increase.

During times of economic recession, the amount of defaulted receivables generally increases, which contributes to an increase in the amount of personal bankruptcy filings. Under certain bankruptcy filings an obligor's assets are sold to repay credit originators, but since certain of the receivables we purchase are unsecured we often would not be able to collect on those receivables. We cannot assure you that our collection experience would not decline with an increase in bankruptcy filings. If our actual collection experience with respect to our unsecured receivables portfolio is significantly lower than we projected when we purchased the portfolio, our earnings could be negatively affected. We use estimates for recognizing revenue on a majority of our receivable portfolio investments and our earnings would be reduced if actual results are less than estimated.

We recognize finance income on a majority of our receivable portfolios using the interest method. We only use this method if we can reasonably estimate the expected amount and timing of cash to be collected on a specific portfolio based on historic experience and other factors. Under the interest method, we recognize finance income on the effective yield method based on the actual cash collected during a period, future estimated cash flows and the portfolio's carrying value prior to the application of the current quarter's cash collections. The estimated future cash flows are reevaluated quarterly. If future cash collections on these portfolios were less than what was estimated, we would recognize less than anticipated finance income or possibly an expense that would reduce our earnings during such periods. Any reduction in our earnings could materially adversely affect our stock price.

We May Not be Successful at Acquiring Receivables of New Asset Types or in Implementing a New Pricing Structure.

We may pursue the acquisition of receivable portfolios of asset types in which we have little current experience. We may not be successful in completing any acquisitions of receivables of these asset types and our limited experience in these asset types may impair our ability to collect on these receivables. This may cause us to pay too much for these receivables, and consequently, we may not generate a profit from these receivable portfolio acquisitions.

The Loss of Any of Our Executive Officers May Adversely Affect Our Operations and Our Ability to Successfully Acquire Receivable Portfolios.

Mr. Kleinert, our President and Chief Executive Officer, Mr. Ragan, Sr., our Vice President, and Mr. Ragan, Jr. our Treasurer, Secretary and Chief Financial Officer, are responsible for making substantially all management decisions, including determining which portfolios to purchase, the purchase price and other material terms of such portfolio acquisitions. These decisions are instrumental to the success of our business. The loss of the services of Mr. Kleinert, Mr. Ragan, Sr. or Mr. Ragan, Jr. could disrupt our operations and adversely affect our ability to successfully acquire receivable portfolios.

We Have Experienced Rapid Growth Over the Past Several Years, Which has Placed Significant Demands on Our Administrative, Operational and Financial Resources and Could Result in an Increase in Our Expenses.

We plan to continue our growth, which could place additional demands on our resources and cause our expenses to increase. Future internal growth will depend on a number of factors, including:

         o the effective and timely initiation and development of relationships with sellers of receivable portfolios and strategic partners;

         o our ability to maintain the collection of receivables efficiently; and

         o the recruitment, motivation and retention of qualified personnel.

Sustaining growth will also require the implementation of enhancements to our operational and financial systems and will require additional management, operational and financial resources. There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to maintain or accelerate our growth and any failure to do so could adversely affect our ability to generate revenues and control our expenses.

Government Regulations May Limit Our Ability to Recover and Enforce the Collection of Our Receivables.

Federal, state and municipal laws, rules, regulations and ordinances may limit our ability to recover and enforce our rights with respect to the receivables acquired by us. These laws include, but are not limited to, the following federal statutes and regulations promulgated thereunder and comparable statutes in states where obligors reside and/or where creditors are located:

         o        the Fair Debt Collection Practices Act;

         o        the Federal Trade Commission Act;

         o        the Truth-In-Lending Act;

         o        the Fair Credit Billing Act;

         o        the Equal Credit Opportunity Act; and

         o        the Fair Credit Reporting Act.

         o        the Fair Foreclosure Act.

We may be precluded from collecting receivables we purchase where the creditor or other previous owner or servicer failed to comply with applicable law in originating or servicing such acquired receivables. Laws relating to the collection of consumer debt also directly apply to our business. Our failure to comply with any laws applicable to us, including state licensing laws, could limit our ability to recover on receivables and could subject us to fines and penalties, which could reduce our earnings and result in a default under our loan arrangements

Additional laws may be enacted that could impose additional restrictions on the servicing and collection of receivables. Such new laws may adversely affect the ability to collect on our receivables which could also adversely affect our revenues and earnings.

Class Action Suits and Other Litigation in Our Industry Could Divert Our Management's Attention from Operating Our Business and Increase Our Expenses.

Certain originators and servicers in the consumer credit industry have been subject to class actions and other litigation. Claims include failure to comply with applicable laws and regulations and improper or deceptive origination and servicing practices. If we become a party to such class action suits or other litigation, our results of operations and financial condition could be materially adversely affected.

If Our Technology and Phone Systems are Not Operational, Our Operations Could be Disrupted and Our Ability to Successfully Acquire Receivable Portfolios Could be Adversely Affected.

Our success depends in part on sophisticated telecommunications and computer systems. The temporary loss of our computer and telecommunications systems, through casualty, operating malfunction or service provider failure, could disrupt our operations. In addition, we must record and process significant amounts of data quickly and accurately to properly bid on prospective acquisitions of receivable portfolios and to access, maintain and expand the databases we use for our collection or monitoring activities. Any failure of our information systems and their backup systems would interrupt our operations. We may not have adequate backup arrangements for all of our operations and we may incur significant losses if an outage occurs. Any interruption in our operations could have an adverse effect on our results of operations and financial condition.

Our Quarterly Operating Results May Fluctuate and Cause Our Stock Price to Decline.

Because of the nature of our business, our quarterly operating results may fluctuate, which may adversely affect the market price of our common stock. Our results may fluctuate as a result of any of the following:

         o the timing and amount of collections on our receivable portfolios;

         o our inability to identify and acquire additional receivable portfolios;

         o a decline in the estimated value of our receivable portfolio recoveries;

         o increases in operating expenses associated with the growth of our operations; and

         o        general and economic market conditions.

Because Several Existing Stockholders Own a Large Percentage of Our Voting Stock, Other Stockholders' Effective Voting Power may be Limited.

As of February 3, 2004, three stockholders (the former holders of all of the capital stock of STB) beneficially own or control approximately 80% of our shares. If some or all of such persons act together, they can have the ability to control matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. This potential concentration of control can affect the value of our securities.

We Have Not Paid Any Dividends on Our Common Stock

We have not paid any cash dividends on our Common Stock in the past and do not intend to pay any dividends on our Common Stock in the foreseeable future. Our board of directors is empowered to declare dividends, if any, to holders of the Common Stock, based on our earnings, capital requirements, financial condition, and other relevant factors. We anticipate that we will reinvest the profits from our operations, if any, into our business. There is no assurance that we will ever pay dividends to holders of our common stock.

Our Organizational Documents and Delaware Law May Make it Harder for Us to be Acquired Without the Consent and Cooperation of Our Board of Directors and Management.

Several provisions of our organizational documents and Delaware law may deter or prevent a takeover attempt, including a takeover attempt in which the potential purchaser offers to pay a per share price greater than the current market price of our common stock. Under the terms of our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. The ability to issue shares of preferred stock could tend to discourage takeover or acquisition proposals not supported by our current board of directors. In addition, we are subject to Section 203 of the Delaware General Corporation Law, which restricts business combinations with some stockholders once the stockholder acquires 15% or more of our common stock.

ITEM 7 - FINANCIAL STATEMENTS, PROFORMA INFORMATION AND EXHIBITS

         (a) Financial Statements of Businesses Acquired (filed herewith) (J. Holder, Inc, VOM, LLC and Velocity Investments, L.L.C. as of 6/30/03, 12/31/02 and 12/31/01 and for the six months ended 6/30/03 and the years ended 12/31/02 and 12/31/01)

                  (1)      Independent Auditors' Report
                  (2)      Combined Statements of Financial Condition
                  (3)      Combined Statements of Operations
                  (4) Combined Statements of Changes in Shareholders' and Members' Deficits
                  (5)      Combined Statements of Cash Flows
                  (6)      Notes to Combined Financial Statements

         (b) Pro Forma Financial Information (filed herewith) (Tele-Optics, Inc. and STB, Inc. as of 9/30/03 and for the nine months ended 9/30/03 and the year ended 12/31/02)

                  (1)      Pro Forma Combined Balance Sheets
                  (2)      Pro Forma Combined Statements of Operations

         (c)      Exhibits

         Listed below are all exhibits to this Current Report on Form 8-K.

Exhibit
Number            Description
------            -----------

2.1 Agreement and Plan of Merger, dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB, Inc., John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (omitting all schedules and exhibits).* **

--------------------

* The Registrant will furnish all omitted and schedules and exhibits to the Agreement and Plan of Merger, upon request of the Securities and Exchange Commission.

** Incorporated by reference to the statement of beneficial ownership of our Common Stock on Schedule 13D filed on behalf of a group of stockholders including John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (SEC File No. [005-40636]) filed on February 17, 2004.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                       TELE-OPTICS, INC.

                                       /s/ JOHN C. KLEINERT
                                       -----------------------------------------
                                       John C. Kleinert
                                       Chief Executive Officer

Dated: February 18, 2004

                                  Exhibit Index

         (a) Financial Statements of Businesses Acquired (filed herewith) (J. Holder, Inc, VOM, LLC and Velocity Investments, L.L.C. as of 6/30/03, 12/31/02 and 12/31/01 and for the six months ended 6/30/03 and the years ended 12/31/02 and 12/31/01)

                  (1)      Independent Auditors' Report
                  (2)      Combined Statements of Financial Condition
                  (3)      Combined Statements of Operations
                  (4) Combined Statements of Changes in Shareholders' and Members' Deficits
                  (5)      Combined Statements of Cash Flows
                  (6)      Notes to Combined Financial Statements

         (b) Pro Forma Financial Information (filed herewith) (Tele-Optics, Inc. and STB, Inc. as of 9/30/03 and for the nine months ended 9/30/03 and the year ended 12/31/02)

                  (1)      Pro Forma Combined Balance Sheets
                  (2)      Pro Forma Combined Statements of Operations

         (c) Exhibit No. 2.1 Agreement and Plan of Merger, dated as of February 3, 2004, by and among Tele-Optics, Inc., TLOP Acquisition Company, L.L.C., STB, Inc., John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (omitting all schedules and exhibits).* **

--------------------

* The Registrant will furnish all omitted and schedules and exhibits to the Agreement and Plan of Merger, upon request of the Securities and Exchange Commission.

** Incorporated by reference to the statement of beneficial ownership of our Common Stock on Schedule 13D filed on behalf of a group of stockholders including John C. Kleinert, W. Peter Ragan, Sr. and W. Peter Ragan, Jr. (SEC File No. [005-40636]) filed on February 17, 2004.

7(a)
                                                   J. HOLDER, INC., VOM, LLC AND
                                                   -----------------------------
                                                     VELOCITY INVESTMENTS, LLC
                                                     -------------------------

                                                   COMBINED FINANCIAL STATEMENTS
                                                   -----------------------------

                                                  SIX MONTHS ENDED JUNE 30, 2003
                                                  ------------------------------
                                                          AND YEARS ENDED
                                                          ---------------
                                                    DECEMBER 31, 2002 AND 2001
                                                    --------------------------

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                                TABLE OF CONTENTS
                                -----------------


                                                                            Page
                                                                            ----

Independent Auditors' Report                                                   2

Combined Statements of Financial Condition                                     3

Combined Statements of Operations                                              4

Combined Statements of Changes in Shareholder's and Members' Deficits          5

Consolidated Statements of Cash Flows                                          6

Notes to Consolidated Financial Statements                                  7-12

                          INDEPENDENT AUDITORS' REPORT




To the Boards of Directors
J. Holder, Inc., VOM, LLC and Velocity Investments, LLC

We have audited the accompanying combined statements of financial condition of
J. Holder, Inc., VOM, LLC and Velocity Investments, LLC as of June 30, 2003 and
J. Holder, Inc. and VOM, LLC as of December 31, 2002 and the statement of financial condition of J. Holder, Inc. as of December 31, 2001, and the related combined statements of operations, combined changes in shareholder's and members' deficit, and combined cash flows for J. Holder, Inc., VOM, LLC and Velocity Investments, LLC for the six months ended June 30, 2003 and for J. Holder, Inc. and VOM, LLC for the year ended December 31, 2002 and the statement of operations, changes in shareholder's deficit, and cash flows for J. Holder, Inc. for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of J. Holder, Inc, VOM, LLC and Velocity Investments, LLC. as of June 30, 2003 and J. Holder, Inc. and VOM, LLC as of December 31, 2002 and J. Holder, Inc. as of December 31, 2001, and the results of operations and cash flows for J. Holder, Inc., VOM, LLC, and Velocity Investments, LLC for the six months ended June 30, 2003 and J. Holder, Inc. and VOM, LLC for the year ended December 31, 2002 and J. Holder, Inc. for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


                                    /s/ SPICER, JEFFRIES & CO.


Denver, Colorado
July 11, 2003

            J. HOLDER, INC., VOM, LLC, AND VELOCITY INVESTMENTS, LLC

                   COMBINED STATEMENTS OF FINANCIAL CONDITION
                   ------------------------------------------

                                                                                                                       December 31,
                                              June 30, 2003                               December 31, 2002               2001
                            --------------------------------------------------  -------------------------------------  -----------
                                                       Velocity
                            J. Holder,                Investments,              J. Holder,                             J. Holder,
  ASSETS                       Inc.       VOM, LLC        LLC       Combined       Inc.       VOM, LLC     Combined       Inc.
  ------                    -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
Cash and
  cash equivalents          $       846  $    87,769  $    33,078  $   121,693  $     1,074  $    34,868  $    35,942  $       598
Cash in trust
  (Note 4)                      602,646           --           --      602,646      346,487           --      346,487       53,222
Real property
  held for sale,
  at cost (Note 2)            1,027,072           --           --    1,027,072    1,581,152           --    1,581,152    1,602,335
Property deposits                45,000           --           --       45,000       25,000           --       25,000      197,500
Municipal tax liens
  (Note 2)                           --    1,607,212           --    1,607,212           --    1,934,035    1,934,035           --
Finance
  receivables,
  at cost (Note 3)                   --           --      449,665      449,665           --           --           --           --
Related party
  receivables                        --           --       22,797       22,797           --           --           --           --
Other investment                 20,000           --           --       20,000       20,000           --       20,000       20,000
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

      TOTAL ASSETS          $ 1,695,564  $ 1,694,981  $   505,540  $ 3,896,085  $ 1,973,713  $ 1,968,903  $ 3,942,616  $ 1,873,655
                            ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

LIABILITIES AND
SHAREHOLDER'S/
MEMBERS' DEFICIT
----------------

LIABILITIES:
   Accrued expenses         $    61,588  $    30,000  $    11,877  $   103,465  $    82,145  $        --  $    82,145  $    65,839

LINE OF CREDIT -
  RELATED
  PARTY (Note 4)              1,707,200           --           --    1,707,200    1,982,219           --    1,982,219    1,870,220

NOTES PAYABLE -
  RELATED
  PARTY (Note 5)                     --    1,719,000      499,020    2,218,020           --    2,000,000    2,000,000           --
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
                              1,768,788    1,749,000      510,897    4,028,685    2,064,364    2,000,000    4,064,364    1,936,059
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

CONTINGENCIES (Note 8)

SHAREHOLDERS' DEFICIT
 (Note 6):
  Common stock, $1.00
   par value, 100 shares
   authorized, 33, 100
   and 100 shares issued
   and outstanding,
   respectively                      33           --           --           33          100           --          100          100
  Additional paid-in
   capital                          967           --           --          967          900           --          900          900
  Deficit                       (74,224)          --           --      (74,224)     (91,651)          --      (91,651)     (63,404)

MEMBERS' DEFICIT                     --      (54,019)      (5,357)     (59,376)          --      (31,097)     (31,097)          --
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

      Total deficit             (73,224)     (54,019)      (5,357)    (132,600)     (90,651)     (31,097)    (121,748)     (62,404)
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
      TOTAL LIABILITIES AND
        SHAREHOLDER'S/
        MEMBERS' DEFICIT    $ 1,695,564  $ 1,694,981  $   505,540  $ 3,896,085  $ 1,973,713  $ 1,968,903  $ 3,942,616  $ 1,873,655
                            ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                        COMBINED STATEMENTS OF OPERATIONS
                        ---------------------------------

                                                                                                                       Year ended
                                            Six months ended                                 Year ended               December 31,
                                              June 30, 2003                               December 31, 2002               2001
                            -------------------------------------------------  -------------------------------------  -----------
                                                      Velocity
                            J. Holder,               Investments,              J. Holder,                             J. Holder,
                               Inc.      VOM, LLC        LLC       Combined       Inc.       VOM, LLC     Combined       Inc.
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------
REVENUE:
  Sale of real property     $ 1,639,256 $        --  $        --  $ 1,639,256  $ 3,862,993  $        --  $ 3,862,993  $ 4,691,560
  Interest and fee income            --     171,036       62,505      233,541           --      177,775      177,775           --
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------

     Total revenue            1,639,256     171,036       62,505    1,872,797    3,862,993      177,775    4,040,768    4,691,560
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------

EXPENSES:
  Cost of real property       1,284,606          --           --    1,284,606    2,978,618           --    2,978,618    3,443,515
  Sales commissions             169,719          --           --      169,719      424,916           --      424,916      562,203
  Consulting fees                39,731          --           --       39,731      132,982           --      132,982      199,445
  Professional fees              47,697      65,993       27,150      140,840      154,059      107,381      261,440      239,702
  Collection costs                   --          --       28,835       28,835           --           --           --           --
  Lien searches                      --      26,238           --       26,238           --           --           --           --
  General and
    administrative                1,765       2,477           --        4,242       35,874        4,257       40,131       51,258
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------

     Total operating
       expenses               1,543,518      94,708       55,985    1,694,211    3,726,449      111,638    3,838,087    4,496,123
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------

        Income from
          operations             95,738      76,328        6,520      178,586      136,544       66,137      202,681      195,437
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------

OTHER EXPENSE -
   Interest expense              78,311      98,250       11,877      188,438      164,791      100,234      265,025      190,751
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------


NET INCOME (LOSS)           $    17,427 $   (21,922) $    (5,357) $    (9,852) $   (28,247) $   (34,097) $   (62,344) $     4,686
                            =========== ===========  ===========  ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

             J HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

      COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S AND MEMBERS' DEFICITS
      ---------------------------------------------------------------------

                                                J. HOLDER, INC.
                              ---------------------------------------------------
                                                                                                   Velocity
                                                                                                  Investments,
                                              Common      Additional                  VOM, LLC        LLC         Combined
                                Common        Stock        Paid-In      Retained      Members'      Members'      Members'
                                Shares        Amount       Capital      Deficit       Deficit       Deficit       Deficit
                              ----------    ----------    ----------   ----------    ----------    ----------    ----------
BALANCES, December 31, 2000          100    $      100    $      900   $  (68,090)   $       --    $       --    $       --

     Net income                       --            --            --        4,686            --            --            --
                              ----------    ----------    ----------   ----------    ----------    ----------    ----------

BALANCES, December 31, 2001          100           100           900      (63,404)           --            --            --

     Member contribution              --            --            --           --         3,000            --         3,000

     Net loss                         --            --            --      (28,247)      (34,097)           --       (34,097)
                              ----------    ----------    ----------   ----------    ----------    ----------    ----------

BALANCES, December 31, 2002          100           100           900      (91,651)      (31,097)           --       (31,097)

  Shares cancelled                   (67)          (67)           67           --            --            --            --

  Member withdrawal                   --            --            --           --        (1,000)           --        (1,000)

  Net income (loss)                   --            --            --       17,427       (21,922)       (5,357)      (27,279)
                              ----------    ----------    ----------   ----------    ----------    ----------    ----------

BALANCES, June 30, 2003               33    $       33    $      967   $  (74,224)   $  (54,019)   $   (5,357)   $  (59,376)
                              ==========    ==========    ==========   ==========    ==========    ==========    ==========

The accompanying notes are an integral part of these statements.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                        COMBINED STATEMENTS OF CASH FLOWS
                        ---------------------------------

                                                                                                                       Year ended
                                            Six months ended                                 Year ended               December 31,
                                              June 30, 2003                               December 31, 2002               2001
                            -------------------------------------------------  -------------------------------------  -----------
                                                      Velocity
                            J. Holder,               Investments,              J. Holder,                             J. Holder,
                               Inc.      VOM, LLC        LLC       Combined       Inc.       VOM, LLC     Combined       Inc.
                            ----------- -----------  -----------  -----------  -----------  -----------  -----------  -----------
CASH FLOWS FROM
 OPERATING ACTIVITIES:
  Net income (loss)         $    17,427 $   (21,922) $    (5,357) $    (9,852) $   (28,247) $   (34,097) $   (62,344) $     4,686
  Adjustments to reconcile
     net income (loss) to
     net cash provided by
     (used in) operating
     activities:
       Decrease (increase)
        in real property
        held for sale          (256,159)          --           --     (256,159)    (293,265)          --     (293,265)    (560,210)
       Decrease (increase)
         in municipal
         tax leans                   --      326,823           --      326,823           --   (1,934,035)  (1,934,035)          --
       Decrease (increase)
         in finance
         receivables                 --           --     (449,665)    (449,665)          --           --           --           --
       Decrease (increase)
         in cash in trust       554,080           --           --      554,080       21,183           --       21,183       74,560
       Decrease (increase)
         in property deposits   (20,000)          --           --      (20,000)     172,500           --      172,500     (110,000)
       Decrease (increase)
         in receivable from
         related parties             --           --      (22,797)     (22,797)          --           --           --           --
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
        Increase (decrease)
         in accounts payable
         and accrued expenses   (20,557)      30,000       11,877       21,320       16,306           --       16,306      (10,890)
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

           Net cash provided
           by (used in)
           operating
           activities           274,791      334,901     (465,942)     143,750     (111,523)  (1,968,132)  (2,079,655)    (601,854)
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM
INVESTING ACTIVITIES:

  Purchase of other asset            --           --           --           --           --           --           --      (20,000)
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

CASH FLOWS FROM
FINANCING ACTIVITIES:
  Advances on line of
   credit from related
   party                        828,394           --           --      828,394    2,807,836           --    2,807,836    3,423,925
  Payments on line of
   credit to related
   party                     (1,103,413)          --           --   (1,103,413)  (2,695,837)          --   (2,695,837)  (2,801,517)
  Note payable proceeds
   from related party                --           --      499,020      499,020           --    2,000,000    2,000,000           --
  Note payable payments
   to related party                  --     (281,000)          --     (281,000)          --           --           --           --
  Capital contributed                --           --           --           --           --        3,000        3,000           --
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
  Capital withdrawal                 --       (1,000)          --       (1,000)          --           --           --           --
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

           Net cash
           provided by
           (used in)
           financing
           activities          (275,019)    (282,000)     499,020      (57,999)     111,999    2,003,000    2,114,999      622,408
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

NET INCREASE (DECREASE)
 IN CASH                           (228)      52,901       33,078       85,751          476       34,868       35,344          554

CASH, beginning of period         1,074       34,868           --       35,942          598           --          598           44
                            -----------  -----------  -----------  -----------  -----------  -----------  -----------  -----------

CASH, end of period         $       846  $    87,769  $    33,078  $   121,693  $     1,074  $    34,868  $    35,942  $       598
                            ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

SUPPLEMENTAL DISCLOSURE
 OF CASH FLOW INFORMATION

    Interest paid -
     related party line
     of credit              $    88,868           --  $        --  $    88,868  $   153,148  $        --  $   153,148  $   198,455
                            ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

    Interest paid -
     related party notes
     payable                $        --  $    98,250  $        --  $    98,250  $        --  $   100,234  $   100,234  $        --
                            ===========  ===========  ===========  ===========  ===========  ===========  ===========  ===========

The accompanying notes are an integral part of these statements.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------


NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization and Business
-------------------------

The accompanying combined financial statements include all of the assets and liabilities of J. Holder, Inc. ("Holder), as of June 30, 2003 and December 31, 2002 and 2001 and results of operations for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2003; the assets and liabilities of VOM, LLC ("VOM") as of June 30, 2003 and December 31, 2002 and the results of operations for the six months ended June 30, 2003 and the period from inception (July 15, 2002) to December 31, 2002; and Velocity Investments, LLC ("Velocity") assets and liabilities as of June 30, 2003 and results of operations for the six months ended June 30, 2003.

Holder was incorporated in New Jersey on June 29, 1998. Holder invests in real property that is acquired via sheriff's foreclosure sales and judgment execution sales and purchase of defaulted mortgages, partial interests in real property and real property with title defects. These investments are made at a discount to fair market value with the focus on acquiring the property for resale or to perfect the partial interest and/or defective title for resale. Holder operates throughout the State of New Jersey. The length of time it takes Holder to resell investments in real property varies but typically takes less than one year.

VOM is a New Jersey Limited Liability Company formed on July 15, 2002. The Company invests in New Jersey municipal tax lien portfolios.

Velocity was formed in New Jersey on September 22, 2002 and is in the business of purchasing distressed credit card portfolios at a discount from the face amount and collecting such portfolios on a loan-by-loan basis. The Company began its planned operations in January, 2003. The Company's ability to collect the individual loans in the credit card portfolios is influenced by the quality of each receivable as well as economic conditions. Generally, the higher the discount on the loans, the greater risk of loss.

Principals of Combination
-------------------------

The combined financial statements include the accounts of Holder, VOM and Velocity, which are under common ownership and management. There were no intercompany accounts or transactions.

Cash Equivalents
----------------

All highly liquid investments purchased with an original maturity of three months or less are considered to be cash equivalents.

Investments and Revenue Recognition
-----------------------------------

Investments in real property purchased by Holder for resale are carried at the lower of cost or market value. This includes the cost to purchase the property and repairs or other costs required to get the property ready for resale. Holder recognizes income and related expenses from the sale of real property investments at the date the sale closes.

VOM records its investments in New Jersey municipal tax liens at cost plus accrued interest. Interest revenue is recognized on the accrual basis of accounting, based on the face value of the tax certificates at the stated rate of 18% per annum. The initial portfolios of liens were purchased at a 2% discount. As required by Accounting Principals Board, Opinion No. 21, "Interest on Receivables and Payables," the discount is recognized over the estimated life of the liens using the interest method.

Velocity purchases distressed credit card portfolios at a substantial discount. Therefore, no interest is accrued and discount is not accreted as these loans are distressed and collection is not assured. Accordingly, interest and discount accretion is accounted for on the cash-basis, using the cost-recovery method for partial collections.

Allowance for Credit Card Portfolio Losses
------------------------------------------

Provisions for credit losses are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover the losses of principle, net of discount, in the existing portfolio. The Company's charge-off policy is to charge-off the principle balance of loans when all collection efforts have been exhausted.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                                   (Continued)


NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
(continued)

Income Taxes
------------

Holder accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

The financial statements do not include provisions for income tax for VOM and Velocity because they are not taxable entities and their members are taxed on their respective share of Company earnings.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the estimates utilized in the preparation of the combined financial statements are prudent and reasonable. Actual results could differ from these estimates.

Fair Value of Financial Instruments
-----------------------------------

Substantially all of the combined Companies' assets and liabilities are carried at fair value or contracted amounts that approximate fair value except the investments in real property, carried at the lower of cost or market value, and the investments in finance receivables, which are carried at cost. Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument. Assets that are recorded at fair value consist largely of property deposits, receivables and other assets, which are carried at contracted amounts that approximate fair value. Similarly, the combined Companies' liabilities consist of short term liabilities recorded at contracted amounts that approximate fair value.

Recent Accounting Pronouncements
--------------------------------

On March 31, 2002, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets", which requires the discontinuance of goodwill amortization and that it be assessed for impairment on an annual basis or more frequently if impairment indicators exist. The adoption of SFAS 142 did not have any effect on the combined Companies' financial position, results of operations or cash flows as the Companies have no recorded goodwill.

On March 31, 2002, the Company adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS 144"). SFAS 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of," and elements of APB 30, "Reporting the Results of Operations--Reporting the Effects on Disposal of a Segment of a Business and Extraordinary, Unusual or Infrequently Occurring Events and Transactions." SFAS 144 establishes a single-accounting model for long-lived assets to be disposed of while maintaining many of the provisions relating to impairment testing and valuation. The adoption did not affect the combined Companies' financial position or results of operations.

In April 2002, Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections," was issued. This statement provides guidance on the classification of gains and losses from the extinguishment of debt and on the accounting for certain specified lease transactions. The adoption of this statement did not impact the combined Companyies' financial position, results of operations or cash flows.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                                   (Continued)


NOTE 1 - ORGANIZATION, OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES
(continued)

In June 2002, Statement of Financial Accounting Standards No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," ("SFAS 146") was issued. This statement provides guidance on the recognition and measurement of liabilities associated with disposal activities and is effective as of January 1, 2003. Under SFAS 146, companies will record the fair value of exit or disposal costs when they are incurred rather than at the date of a commitment to an exit or disposal plan. The adoption of SFAS 146 did not impact the combined Companies' financial position, results of operations or cash flows.

In November 2002, the Financial Accounting Standards Board issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Guarantees of Indebtedness of Others," ("FIN 45"). FIN 45 requires the Company to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in the issuance of the guarantee. FIN 45 is effective for guarantees issued or modified after December 31, 2002. The disclosure requirements effective for the year ending March 31, 2003 expand the disclosures required by a guarantor about its obligations under a guarantee. The adoption of the disclosure requirements of this statement did not impact the combined Companies' financial position, results of operations or cash flows.

In December 2002, Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation -Transition and Disclosure," ("SFAS 148") was issued. SFAS 148 amends Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on the reported results. The provisions of SFAS 148 are effective for financial statements for fiscal years ending after December 15, 2002 and interim periods beginning after December 15, 2002. The adoption of the disclosure requirements of this statement did not impact the combined Companies' financial position, results of operations or cash flows.

In December 2002, the Emerging Issues Task Force issued a consensus on Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" (EITF 00-21). EITF 00-21 mandates how to identify whether goods or services or both that are to be delivered separately in a bundled sales arrangement should be accounted for as separate units of accounting.

In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, "Consolidation of Variable Interest Entities," ("FIN 46"). The interpretation provides guidance for determining when a primary beneficiary should consolidate a variable interest entity, or equivalent structure, that functions to support the activities of the primary beneficiary. The interpretation is effective as of the beginning of the first interim or annual reporting period beginning after June 15, 2003 for variable interest entities created before February 1, 2003. The adoption of this statement is not expected to impact the combined Companies' financial position, results of operations or cash flows.

In May 2003, Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150") was issued. SFAS 150 establishes standards for how an issuer classifies and measures in its statement of financial position certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). This provisions of SFAS 150 are effective for financial instruments entered into or modified after May 31, 2003, and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of this statement is not expected to impact the combined Companies' financial position, results of operations or cash flows.


NOTE 2 - INVESTMENTS

Investments in Real Property
----------------------------

As discussed in note 1, Investments in real property are made at a discount to fair market value with the focus on acquiring the property for resale or to perfect the partial interest and/or clouded title for resale. Purchases of property are funded by a line of credit from a shareholder, see note 2.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                                   (Continued)


NOTE 2 - INVESTMENTS (continued)

Investments in Municipal Tax Liens
----------------------------------

Investments in New Jersey municipal tax liens consists of the following:

                                          December 31,       June 30,
                                             2002              2003
                                          -----------      -----------
         Tax lien certificates            $ 1,830,667      $ 1,411,385
         Discount on purchase                 (29,790)         (22,160)
         Accrued interest                     133,158          217,987
                                          -----------      -----------

                                          $ 1,934,035      $ 1,607,212
                                          ===========      ===========

Interest accrues at 18% per annum based on the lien balance


NOTE 3 - FINANCE RECEIVABLES

Finance receivables consists of the following:

         Credit card portfolios                   $ 3,733,984
         Discount on portfolios                    (3,284,319)
                                                  -----------

                                                  $   449,665
                                                  ===========

Velocity does not accrue interest income and discount amortization on accounts due to the irregularity of collections and no assurance of collections. All loans are distressed and past due.

During the period ended June 30, 2003, cash collections of principal amounts of credit card portfolio contracts, including unearned discounts, totaled approximately $108,000. No credit card contracts have been charged-off as of June 30, 2003. Future charge-offs are considered by management to be adequately provided for by the amount of discount on loans.


NOTE 4 - LINE OF CREDIT

Holder has a $2,000,000 line of credit with a shareholder which expires May 2004, for the purpose of financing Holder's investments in real property. Interest of 10% per annum is due upon sale of the real property, based on the number of days the funds are committed to the investment. Each investment is presented on a case-by-case basis for funding approval and, if approved, the asset purchased is assigned as collateral to the shareholder for the funds advanced until the property is sold. Funds advanced are held and disbursed from an attorney trust account. At June 30, 2003 and December 31, 2002 and 2001, there was $292,800, $17,781 and $129,780, respectively, available under this line of credit. Interest expense, including accrued interest, for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001 was $78,311, $164,791 and $190,751, respectively.

             J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                   (Continued)

NOTE 5-  NOTES PAYABLE

Notes payable consist of the following:

                                                                June 30,         December 31,
                                                                  2003              2002
                                                               -----------       -----------
         Notes payable to member of VOM and a related trust,
         interest at 10% per annum, secured by tax lien
         certificates and all other assets of the company.
         Principal and interest payable quarterly or, if not
         quarterly, at such time as the Company's cash flow
         allows. Due July 17, 2004.                            $ 1,719,000       $ 2,000,000

         Note payable to member of Velocity, interest at 8%
         per annum, unsecured. All notes originated during
         period from January - May of 2003 and are each due
         in five years. Principal and interest due on the
         anniversary of each note except for the first year,
         which payment shall be optional and otherwise added
         to second year payment.                                   499,020                --
                                                               -----------       -----------

                                                               $ 2,218,020       $ 2,000,000
                                                               ===========       ===========

During the six months ended June 30, 2003 and the period from inception (July 15, 2002) to December 31, 2002, VOM paid interest of $98,250 and $100,234, respectively. Principal payments of $281,000 were made by VOM to the member during the six months ended June 30, 2003.

Maturities of notes payable are as follows:

              2004                        $ 1,719,000
              2005                            199,608
              2006                             99,804
              2007                             99,804
              2008                             99,804
                                          -----------
                                          $ 2,218,020
                                          ===========


NOTE 6-  SHAREHOLDER'S DEFICIT AND RELATED PARTY TRANSACTIONS

The authorized capital of Holder consists of 100 shares of $1.00 par common stock. In 1998, the Company issued 100 shares of common stock to its three founders. On June 13, 2003, 67 of the shares were assigned back to the Company, resulting in 100% ownership by one shareholder.

Interest payments on the line of credit, Note 4, were made to a director and shareholder of Holder in the amount of $65,920, $129,167 and $198,455, for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively. In addition, Holder paid the member and shareholder consulting fees of $29,910, $114,910 and $199,445, for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively

Holder paid legal consulting fees to an entity related to a director and prior shareholder in the amount of $47,697, $154,059 and $239,702 for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively. This related entity provided office space and administrative support to the Company at no cost. An entity related to another director and prior shareholder received combined realtor commissions at closing and additional sales commissions in the amount of $133,532, $343,192 and $477,538, for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001, respectively,

VOM paid legal research fees to an entity related to a member of $35,000 and $50,000 for the six months ended June 30, 2003 and the period from inception (July 15, 2002) to December 31, 2002. At June 30, 2003, $30,000 in legal fees was due this entity.

At June 30, 2003, Velocity had a receivable from a related party in the amount of $22,797.

         J. HOLDER, INC., VOM, LLC AND VELOCITY INVESTMENTS, LLC

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                     --------------------------------------
                                   (Continued)



NOTE 7-  INCOME TAXES

At December 31, 2002, Holder had an unused net operating loss carryforward of approximately $500 for income tax purposes, which expires through 2022. This net operating loss carryforward may result in minimal future income tax benefit. The difference between tax loss carryforwards and book operating losses is due to the fact that the Company files its tax returns on a cash basis.


NOTE 8 - CONCENTRATIONS OF CREDIT RISK

Holder has deposits in a bank trust account in excess of the FDIC insured amount of $100,000. The amount in excess of $100,000 is subject to loss should the bank cease operations.

7(b)

                       TELE-OPTICS, INC. AND SUBSIDIARIES
                 SELECTED FINANCIAL DATA AND UNAUDITED PRO FORMA
                             COMBINED FINANCIAL DATA

The Selected Financial Data and the Unaudited Pro Forma Financial Data is provided to aid you in your analysis of the financial aspects of the merger and is presented in summary only. This Data should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto, if applicable, of Tele-Optics, Inc. and STB, Inc. incorporated by reference into the Information Statement and the financial statements and notes thereto in Tele-Optics, Inc.'s Form 10QSB dated November 10, 2003.

                        STB, INC. SELECTED FINANCIAL DATA

                                            Six Months      Years Ended December 31,
                                               Ended       --------------------------
                                           June 30, 2003       2002           2001
                                            -----------    -----------    -----------
OPERATION STATEMENT DATA:

Revenues .............................      $ 1,872,797    $ 3,862,993    $ 4,691,560
Net income (loss) ....................           (9,852)       (62,344)         4,686

BALANCE SHEET DATA:
Real estate held for sale, at cost ...        1,027,072      1,581,152      1,602,335
Municipal tax liens ..................        1,607,212      1,934,035             --
Total assets .........................        3,896,085      3,942,616      1,873,655
Line of credit - related party .......        1,707,200      1,982,219      1,870,220
Notes payable - related party ........        2,218,020      2,000,000             --
Total liabilities ....................        4,028,685      4,064,364      1,936,059
Members' deficit .....................         (132,600)      (121,748)       (62,404)


                                TELE-OPTICS, INC.
                  SUMMARY HISTORICAL FINANCIAL DATA AND SUMMARY
                   UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

                                            STB, Inc.       Tele-Optics, Inc.   Tele-Optics, Inc.
                                            Historical         Pro Forma         Pro Forma Nine
                                            Year Ended         Year Ended         Months Ended
                                            December 31,      December 31,        September 30,
                                                2002              2002                2003
                                            ------------      ------------        ------------
OPERATING DATA:
Total revenues .........................    $  4,040,768      $  4,040,768        $  2,606,536
                                            ============      ============        ============

Net income (loss) ......................    $    (62,344)     $    (73,817)       $     (2,247)
                                            ============      ============        ============

Net income (loss) per weighted
  average common stock outstanding .....    $    (623.44)     $      (0.01)       $      (0.00)
                                            ============      ============        ============
Weighted average Common Stock
  outstanding ..........................             100         9,076,712          13,005,000
                                            ============      ============        ============


BALANCE SHEET DATA (at end of period):

Real estate held for sale, at cost .....       1,581,152         1,581,152             948,246
Municipal tax liens ....................       1,934,035         1,934,035           1,450,729
Total assets ...........................       3,942,616         3,942,705           3,748,229
Line of credit - related party .........       1,982,219         1,982,219           1,507,203
Notes payable - related party ..........       2,000,000         2,000,000           2,268,020
Total liabilities ......................       4,064,364         4,066,772           3,865,043
Members' deficit .......................        (121,748)         (124,067)           (116,814)


                                TELE-OPTICS, INC.
                  BASIS OF PRESENTATION OF UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                            As of September 30, 2003


The Unaudited Pro Forma Combined Condensed Balance Sheet gives effect to the merger of Tele-Optics, Inc. and STB, Inc. as a recapitalization of Tele-Optics, Inc. with STB, Inc. as the acquirer (reverse acquisition). This event has been presented as if it had occurred on September 30, 2003. The Unaudited Pro Forma Combined Balance Sheet gives effect to the merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

The Unaudited Pro Forma Combined Balance Sheet is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of Tele-Optics, Inc. and STB, Inc. would have been, nor does it purport to represent the future combined financial position of Tele-Optics, Inc. and STB, Inc. This Unaudited Pro Forma Combined Balance Sheet should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto, if applicable, of Tele-Optics, Inc. and STB, Inc. incorporated by reference into the Information Statement and the financial statements and notes thereto in Tele-Optics, Inc.'s Form 10-QSB filed November 10, 2003.


                                TELE-OPTICS, INC.
                    Proforma Combined Condensed Balance Sheet
                               September 30, 2003
                                   (Unaudited)


                                               Tele-Optics,                    Pro Forma          Pro Forma
                                                   Inc.        STB, Inc.      Adjustments          Amounts
                                               -----------    -----------    -------------       -----------
Cash and cash equivalents                      $     2,715    $   618,841    $          --       $   621,556
Cash in trust                                           --         80,000               --            80,000
Real property held for sale, at cost                    --        948,246                            948,246
Property deposits                                  104,700             --                            104,700
Municipal tax liens                                     --      1,450,729                          1,450,729
Finance receivables, at cost                            --        511,414               --           511,414
Related party receivables                                          11,584                             11,584
Other investment                                        --         20,000                             20,000
                                               -----------    -----------    -------------       -----------

TOTAL ASSETS                                   $     2,715    $ 3,745,514    $          --       $ 3,748,229
                                               ===========    ===========    =============       ===========

Accrued expenses                               $        --    $    89,820    $          --       $    89,820
Line of credit - related party                          --      1,507,203               --         1,507,203
Notes payable - related party                           --      2,268,020               --         2,268,020
                                               -----------    -----------    -------------       -----------
                                                        --      3,865,043               --         3,865,043
                                               -----------    -----------    -------------       -----------

Common stock, par value                             13,005             33           86,962 (a)       100,000
Additional paid-in capital                       1,781,028            967       (1,781,995)(a)            --
Deficit accumulated during development stage       (84,109)            --           84,109 (a)            --
Accumulated deficit from operations             (1,707,209)       (75,508)       1,565,903 (a)      (216,814)
Members' deficit                                        --        (45,021)          45,021 (a)            --
                                               -----------    -----------    -------------       -----------
     Total shareholders' equity                      2,715       (119,529)              --          (116,814)
                                               -----------    -----------    -------------       -----------
TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                        $     2,715    $ 3,745,514    $          --       $ 3,748,229
                                               ===========    ===========    =============       ===========

                                TELE-OPTICS, INC
                  BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 2003


The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the Tele-Optics merger of Tele-Optics, Inc. and STB, Inc. as a recapitalization of Tele-Optics, Inc. with STB, Inc. as the acquirer (reverse acquisition). This event has been presented as if it had occurred at the beginning of the nine month period ended September 30, 2003. The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

The Unaudited Pro Forma Combined Condensed Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of Tele-Optics, Inc. and STB, Inc. would have been, nor does it purport to represent the future combined financial position of Tele-Optics, Inc. and STB, Inc. This Unaudited Pro Forma Combined Condensed Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto, if applicable, of Tele-Optics, Inc. and STB, Inc. incorporated by reference into the Information Statement and the financial statements and notes thereto in Tele-Optics, Inc.'s Form 10-QSB filed November 10, 2003.


                                TELE-OPTICS, INC.
                   Proforma Condensed Statement of Operations
                  For the Nine Months Ended September 30, 2003
                                   (Unaudited)

                                         Tele-Optics,                     Pro Forma      Pro Forma
                                             Inc.          STB, Inc.     Adjustments      Amounts
                                         ------------    ------------   ------------   ------------
Revenue:
Sale of real property                    $         --    $  2,189,281   $         --   $  2,189,281
Interest and fee income                            --         417,255                       417,255
                                         ------------    ------------   ------------   ------------
     Total revenue                                 --       2,606,536                     2,606,536

Expenses:
Cost of real property                              --       1,713,812             --      1,713,812
Sales commissions                                  --         223,796             --        223,796
Consulting fees                                    --          50,773             --         50,773
Professional fees                                  --         214,553             --        214,553
Collection fees                                    --          56,497             --         56,497
Lien searches                                      --          50,304             --         50,304
General and administrative expenses             5,466          21,752             --         27,218
                                         ------------    ------------   ------------   ------------
     Total operating expenses                   5,466       2,331,487                     2,336,953

     Net income (loss) from operations         (5,466)        275,049             --        269,583
Interest expense                                   --         271,830             --        271,830
                                         ------------    ------------   ------------   ------------

                                         ============    ============   ============   ============
NET (LOSS) INCOME                        $     (5,466)   $      3,219   $         --   $     (2,247)
                                         ============    ============   ============   ============
Net loss per share of common
 stock - basic and diluted               $        .00                                  $        .00
                                         ============                                  ============
Weighted average number of
 common shares outstanding                 11,226,978                                    98,221,978
                                         ============                                  ============

                                TELE-OPTICS, INC
                  BASIS OF PRESENTATION TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2002


The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the merger of Tele-Optics, Inc. and STB, Inc. as a recapitalization of Tele-Optics, Inc. with STB, Inc. as the acquirer (reverse acquisition). This event has been presented as if it had occurred at the beginning of the year ended December 31, 2002. The Unaudited Pro Forma Combined Condensed Statement of Operations gives effect to the merger under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16. In the opinion of management, all significant adjustments necessary to reflect the effects of the merger have been made.

The Unaudited Pro Forma Combined Condensed Statement of Operations is presented for comparative purposes only and is not necessarily indicative of what the actual combined financial position of Tele-Optics, Inc. and STB, Inc. would have been, nor does it purport to represent the future combined financial position of Tele-Optics, Inc. and STB, Inc. This Unaudited Pro Forma Combined Condensed Statement of Operations should be read in conjunction with, and is qualified in its entirety by, the respective historical financial statements and notes thereto, if applicable, of Tele-Optics, Inc. and STB, Inc. incorporated by reference into the Information Statement and the financial statements and notes thereto in Tele-Optics, Inc.'s Form 10-QSB filed November 10, 2003.

                               TELE-OPTICS, INC.
                   Proforma Condensed Statement of Operations
                      For the Year Ended December 31, 2002
                                   (Unaudited)

                                         Tele-Optics,                     Pro Forma      Pro Forma
                                             Inc.          STB, Inc.     Adjustments      Amounts
                                         ------------    ------------    ------------   ------------
Revenue:
Sale of real property                    $         --    $  3,862,993    $         --   $  3,862,993
Interest and fee income                            --         177,775                        177,775
                                         ------------    ------------    ------------   ------------
     Total revenue                                 --       4,040,768                      4,040,768

Expenses:
Cost of real property                              --       2,978,618              --      2,978,618
Sales commissions                                  --         424,916                        424,916
Consulting fees                                    --         132,982                        132,982
Professional fees                                  --         261,440                        261,440
General and administrative expenses            11,783          40,131              --         51,914
                                         ------------    ------------    ------------   ------------
     Total operating expenses                  11,783       3,838,087                      3,849,870

     Net income (loss) from operations        (11,783)        202,681                        190,898
Interest expense                                   --        (265,025)             --       (265,025)
Other income                                      320              --              --            320
                                         ------------    ------------    ------------   ------------

                                         ============    ============    ============   ============
NET LOSS                                 $    (11,463)   $    (62,344)   $         --   $    (73,817)
                                         ============    ============    ============   ============
Net loss per share of common
 stock - basic and diluted               $        .00                                   $        .00
                                         ============                                   ============
Weighted average number of
 common shares outstanding                  9,076,712                                     96,071,712
                                         ============                                   ============

                                TELE-OPTICS, INC
                          NOTES TO UNAUDITED PRO FORMA
                        COMBINED CONDENSED BALANCE SHEET
                               September 30, 2003


(a) To record the reverse acquisition between Tele-Optics, Inc. and STB, Inc. through issuance of 79,682,500 shares of common stock. In connection with the merger, the Company completed a private placement to an accredited investor of 7,312,500 shares of common stock.

                                TELE-OPTICS, INC
                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                  For the Nine Months Ended September 30, 2003


                                      None

                                TELE-OPTICS, INC
                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      For the Year Ended December 31, 2002


                                      None